================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      CHANTAL PHARMACEUTICAL CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

                       CHANTAL PHARMACEUTICAL CORPORATION
                         12901 West Jefferson Boulevard
                         Los Angeles, California 90066



To Our Stockholders:

     Accompanying this letter is a Notice of Meeting and Proxy Statement regarding the Annual Meeting of Stockholders of Chantal Pharmaceutical Corporation, which will be held on July 17, 1997, at 10 a.m. in Los Angeles.

     In the Proxy Statement, the Company is proposing a slate of nominees for the Board of Directors which includes five highly qualified and experienced individuals who are new to the Board. As announced on June 9, 1997, we added Polly Bergen as Chief Operating Officer and Joseph DeKama as Executive Vice President. They bring impressive credentials and highly successful cosmetic industry backgrounds to our management team. We are all hard at work to increase stockholder value by expanding the Ethocyn-based Chantal Skin Care product line, broadening product endorsements, and realizing additional product distribution channels.

     Polly Bergen recently appeared on the Home Shopping Network and after only three twenty-minute segments, HSN sold out its entire initial supply of 3,000 four-piece Chantal Ethocyn four-piece product kits. HSN has reordered more than double that amount for her next appearance. This successful direct response effort will continue and be expanded. The Baywatch makeup artists and star/producer David Hasselhoff are also enhancing the Company's stature and profile in the marketplace. Joe DeKama is building the sales and marketing infrastructure for the distribution of our products and is formulating plans for new marketing and distribution programs. He has met with several of our customers in various market sectors, contracted with enthusiastic and experienced sales representatives in the United States and Canada, and represented the Company at the recent National Association of Chain Drug Stores convention in San Diego. Both Polly and Joe exhibit the enthusiasm and demonstrated professional competence to propel sales and strengthen the reputation of our products.

     We continue to work with Stanson Marketing, Inc. to finalize the previously announced agreement in principle to terminate the marketing agreement between the Company and Stanson. We believe we are close to finalizing this transaction and hope to report to you of its completion at the Annual Meeting.

     In my last letter accompanying the proxy materials previously sent to stockholders, I reported that we had reached the agreement in principle with Stanson Marketing, elected five highly respected individuals as new directors, and added Ms. Bergen and Mr. DeKama to key management positions. These developments, which had been in our plans for the Company, were accelerated based upon a June 3, 1997 agreement reached with a group of dissident stockholders who believed that the

Company needed to be strengthened. However, the agreement was breached and certain events occurred that prompted the Company to take serious legal action, which we believe we had an obligation to undertake on behalf of all our stockholders. I would like to briefly summarize the events of the past three weeks:

     . Based on the agreement that was reached between the Company and the dissident stockholders, as well as the advice of other stockholders who felt it important that our new directors be present at the stockholders meeting, the place of the meeting was changed at the last minute from Los Angeles to New York, where several of the new directors live or work.

     . Almost immediately following the mailing of the Notice of Meeting and the proxy solicitation materials, the group of dissident stockholders, including the representative of the group with whom the Company negotiated the agreement, filed a Schedule 13D with the Securities and Exchange Commission in which contrary to the agreement, the group stated that it was its intention to work toward the replacement of management, including the new Board of Directors. That same dissident group, working in conjunction with a stockholder who had originally filed a complaint in the Delaware Chancery Court seeking that the Company hold the stockholders meeting, then sought to have the meeting postponed because it had been moved to New York from Los Angeles, as was originally contemplated by the Delaware Court. While recognizing that the change to New York was one for convenience of directors, the Court determined that the previously noticed meeting should be adjourned to July 17 and held in Los Angeles. In accordance with the Court order, that meeting was convened on June 17 and immediately adjourned to July 17 in Los Angeles.

     . The Company filed a lawsuit in the New York Federal District Court on June 18, 1997, alleging that the members of the dissident group who filed the Schedule 13D solicited stockholders without disclosing material facts and without providing stockholders with appropriate proxy solicitation material. The complaint also alleges that the
          Schedule 13D is false and misleading, that one defendant had arranged for secret commissions in substantial amounts on the Company's Asian product sales, and that certain of the defendants had disseminated false information about the Company to drive the stock down to $1.00, both to create trading profit opportunities and to make it easier to unseat the Company's management. In addition, the suit also alleges that the defendants misled the public by indicating that a well known individual was considering becoming the Chief Executive Officer of the Company in the event that the take-over efforts were successful. While the 13D filing did indicate that there was no agreement reached with this individual to that effect, the Company alleges that this individual has refused to become an executive of the Company through an acrimonious fight among stockholders and therefore her name should not have been used at all. Finally, the suit alleges violations of federal securities laws as well as the violation of the previously mentioned agreement between the Company and the dissident stockholders.

     . On June 23, the New York Federal Court granted the Company's motion for expedited discovery and an expedited hearing.

     Citing the acrimonious activities that breached the agreement reached with the dissident group, two of our newly named directors, Don Belvedere and Roy Benjamin, resigned from the Board. I am pleased to announce that Gilbert Raker and Charles Strang will stand for election to the Board to fill the two vacancies.

     We believe that our nominees to the Board of Directors, which now include Polly Bergen, Sheldon Brody, Joe Daly, Gilbert Raker and Charles Strang, together with Norman Estrin, George Goldstein and Robert Pinco, who will continue to serve as directors, will provide valuable leadership in moving the Company toward its goal of becoming an integrated marketing and distribution Company of our proprietary Ethocyn-based Chantal Skin Care cosmetic products. Our nominees for the Board of Directors bring a wealth of business experience and I look forward to working with them.

     After considering the additional nominees to the Board, as well as the developments discussed above, most of the stockholders who made up the dissident group who filed the Schedule 13D, including the group's reported spokesman, have agreed to file an amendment to the Schedule 13D disassociating themselves from the dissident stockholder group, publicly announce their support for the Company's slate of directors and vote for them at the Annual Meeting, and give management an irrevocable proxy to vote their shares. The Company has, in turn, agreed to dismiss the claims against these individuals upon the fulfillment of their commitments. The Company fully intends to pursue vigorously its claims against the remaining defendants.

     Notwithstanding these lawsuits, we remain focused on the sales and marketing of our products, and I look forward to bringing you more fully up to date at the Annual Meeting. I hope you will be able to attend. If you are unable to do so, it is important that you sign and return the enclosed blue proxy card so that your shares can be voted.

     We appreciate the continued support of our stockholders through these difficult times and again thank our dedicated and loyal employees for their continued efforts.


                              /s/ Chantal Burnison

                              Chantal Burnison
                              Chairman and Chief Executive Officer

                       CHANTAL PHARMACEUTICAL CORPORATION

                                _______________

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 17, 1997


    A meeting of stockholders of Chantal Pharmaceutical Corporation was convened on June 17, 1997 and immediately adjourned.

    NOTICE IS HEREBY GIVEN that the meeting will be reconvened as the Annual Meeting of Stockholders (the "Annual Meeting") on Thursday, July 17, 1997, at 10:00 A.M., at The Sheraton Gateway Hotel, 6101 West Century Boulevard, Los Angeles, California, 90045 for the purpose of considering and voting upon:

     1.   The election of directors.

     2. Approval of an amendment to the Company's Certificate of Incorporation to increase the number of shares of common stock, $.01 par value, authorized for issuance from 20,000,000 to 50,000,000.

     3.   Such other business as may properly come before the meeting.

    The close of business on May 16, 1997, has been fixed as the record date for determining the stockholders entitled to notice of and to vote at the meeting convened on June 17, 1997 and any adjournment thereof. Accordingly, only stockholders of record on such date shall be entitled to notice of and to vote at the Annual Meeting.

    Please promptly date, sign and mail the enclosed proxy card using the enclosed addressed envelope which needs no postage if mailed within the United States.

                              By Order of the Board of Directors,

                              Chantal Burnison,
                              Chairman of the Board

Dated: June 27, 1997

                                PROXY STATEMENT

                       CHANTAL PHARMACEUTICAL CORPORATION
                         12901 WEST JEFFERSON BOULEVARD
                         LOS ANGELES, CALIFORNIA  90066

                         ANNUAL MEETING OF STOCKHOLDERS

    This proxy statement is furnished to stockholders in connection with the solicitation by the Board of Directors of Chantal Pharmaceutical Corporation (the "Company") of proxies to be voted at a Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on July 17, 1997, at 10:00 A.M., and at any adjournment thereof. This proxy statement and the proxies solicited hereby are first being sent or delivered to stockholders on or about June 27, 1996. The Annual Meeting is a continuation of a meeting of stockholders, initially convened on June 17, 1997 and immediately adjourned to July 17, 1997, in Los Angeles for which you should have received a Notice of Meeting, a Proxy Statement and the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996.

    The Annual Meeting has been called for the following purposes: (1) election of directors, and (2) approval of an amendment to the Company's Certificate of Incorporation to increase the number of shares of Common Stock, $.01 par value (the "Common Stock"), authorized for issuance from 20,000,000 to 50,000,000 (the "Amendment").

VOTING

    All proxies delivered pursuant to this solicitation may be revoked by the stockholder at any time prior to its use by voting in person at the Annual Meeting, by executing a later proxy, or by submitting a written notice of revocation to the Secretary of the Company at the Company's office or at the Annual Meeting. If the proxy is signed properly by the stockholder and is not revoked, it will be voted at the Annual Meeting. If a stockholder specifies how the proxy is to be voted, the proxy will be voted in accordance with such specification.

    If no specification is indicated on the proxy, the voting rights represented thereby will be voted to (1) elect the Board's nominees for director; (2) approve the Amendment; and (3) transact such other business as may properly come before the Annual Meeting.

    Holders of record of shares of Common Stock, $.01 par value and Series C Voting Convertible Preferred Stock, $.10 par value (the "Series C Preferred Stock") at the close of business on May 16, 1997 (the "Record Date"), were entitled to notice of and to vote at the meeting convened on June 17, 1997 and any adjournment thereof. Accordingly, any stockholders of record on the Record Date are entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock and Series C Preferred Stock entitles the holder to one vote per share on each matter to be acted upon by the stockholders of the Company. On the Record Date, there were 18,190,516 shares of Common Stock;

and 500,000 shares of Series C Preferred Stock, issued and outstanding. Accordingly, the total number of votes possible to be cast at the Annual Meeting is 18,690,516.

    For purposes of the meeting, a quorum will consist of the majority of the shares of stock represented at the Annual Meeting, either in person or by proxy, and entitled to vote thereat. The election of directors is decided by a plurality of the votes cast. The approval of the Amendment requires the affirmative vote of the holders of a majority of the shares of Common Stock and Series C Preferred present in person or by proxy at the Annual Meeting and entitled to vote, voting together as a class. Abstentions have the same legal effect as a vote against the Amendment.

PROPOSAL NUMBER 1 - ELECTION OF DIRECTORS

    The Company's Board of Directors has nominated nine persons to be elected at the Annual Meeting to serve as directors of the Company until the next annual meeting of stockholders and until their respective successors shall have been elected and shall have qualified. Seven of the nominees currently serve as directors of the Company. It is the intention of the persons named in the proxy to vote for the election of the persons named below. If any nominee is unable or unwilling to serve, which the Board of Directors does not anticipate, the persons named in the proxy will vote for another person in accordance with their judgment.

    The following information is supplied with respect to each person nominated and recommended to be elected by the Board of Directors of the Company and is based upon the records of the Company and information furnished to it by the nominees. Reference is made to "Security Ownership of Certain Beneficial Owners" for information pertaining to stock ownership by the nominees.

                                Position(s) with                 Has served as
Name                      Age   the Company                      director since
----                      ---   ---------------------            --------------

Chantal Burnison           46   Chairman of the Board            May 1982
                                and Chief Executive Officer
Polly Bergen               66   Director                         June 1997
                                and Chief Operating Officer
Sheldon Brody              57   Director                         June 1997
Joseph Daly                79   Director                         June 1997
Dr. Norman Estrin          57   Director                         June 1996
Dr. George Goldstein       63   Director                         June 1996
Robert Pinco               52   Director                         April 1992
Gilbert D. Raker           53   Director                         Nominee
Charles D. Strang          76   Director                         Nominee

     Ms. Burnison is Chief Executive Officer and Chairman of the Board of Directors of the Company and its 90% owned subsidiary, Chantal Skin Care Corporation ("Chantal Skin Care"). She has served as Chairman of the Board and in various senior executive positions of the Company since May 1982, at which date the Company (then known as Interferon Pharmaceutical Corporation) acquired from CBD Pharmaceutical Corporation ("CBD"), a company controlled by her and her family, the licensing rights to the patents and safety and efficacy test data conducted to such date for the X-Andron synthetic anti-androgen compounds (including Cyoctol and Ethocyn) and the Metcyclor family of cancercidal compounds. In May 1994, she became Chairman of the Board and Chief Executive Officer of Chantal Skin Care. In addition to being a corporate executive, Chantal Burnison is a chemist, biologist and attorney. She is co-inventor on the patents and patent applications relating to the compounds which are licensed from CBD and has co-authored numerous scientific medical publications. Prior to joining the Company, her employment experience included serving as a vice president and general legal counsel to a steel company, as corporate counsel to several other private companies, a partner in a Los Angeles based law firm specializing in corporate and commercial property law, and as a chemist in plastics in private industry. She has, and continues to, serve as a director on the boards of several privately-held corporations. Since 1980, Ms. Burnison has served as president of CBD which is engaged in the development and marketing of products unrelated and not in competition with the business of the Company. See "Certain Relationships and Related Transactions."

     Ms. Bergen became a director and Chief Operating Officer in June, 1997. From November 1996 to June 1997, she was a consultant to the Company, primarily with respect to product development and marketing to department stores in North
America.   Ms. Bergen is an Emmy Award winning actress having won the Emmy for best actress for CBS-TV's "The Helen Morgan Story"and been twice nominated for best actress in the ABC mini-series "Winds of War" and "War and Remembrance." From 1965 to 1973, Ms. Bergen was President and Chief Executive Officer of Polly Bergen Cosmetics, which marketed a full line of skin care, make-up and fragrance products. Mrs. Bergen served as the first woman director on Singer Corporation's Board of Directors. She is a founder and former President of the National Business Council for Women, and a noted lecturer, author and recording artist. Ms. Bergen currently serves as a director or trustee of a number of charitable organizations, including The Martha Graham Dance Center and Cancer Care, Inc.

     Mr. Brody became a director in June, 1997. For the past 35 years, Mr. Brody has been an entrepreneur in the apparel industry in the United States. He presently serves as Chairman and Chief Executive Officer of Marcraft Apparel Group. Marcraft Apparel Group has marketing rights that include Jones New York Men's Wear and Albert Nipon Men's Wear. In addition to its North American distribution operations, Marcraft manufactures in and imports fashion apparel from both the Caribbean Basin and Pacific Rim countries.

     Mr. Daly became a director in June, 1997. He is the former Chairman of DDB Needham Worldwide, Inc., the international advertising agency ("DDB"), and the present Chairman Emeritus of DDB. Mr. Daly has served as Chairman of the Board of DDB from 1974 to 1986, and thereafter as Chairman of the Executive Committee of the Board.

     Dr. Estrin became a director in June 1996. Dr. Estrin also serves as a consultant to the Company with respect to certain U.S. and international cosmetic regulatory agency rules and regulations. Dr. Estrin is a 25 year veteran of the cosmetic industry. Dr. Estrin assists pharmaceutical, cosmetic and other companies in executing international marketing and distribution programs. In addition, he serves as a consultant to government agencies, medical conference planning organizations and an international marketing management company. Dr. Estrin was Senior Vice President - Science, at the Cosmetic, Toiletry and Fragrance Association ("CTFA") from 1968 through 1985. Dr. Estrin left CTFA in 1985 to assume the position of Vice President - Science and Technology at the Health Industry Manufacturers Association, where he developed a number of international and domestic programs relating to the medical device industry.

     Dr. Goldstein became a director in June 1996. Dr. Goldstein has served as a consultant to major pharmaceutical companies that include Aprex Corporation, Church and Dwight, Inc., Johnson and Johnson, Sterling Drug, Inc., Proctor and Gamble, Glaxo, Fisens, Smith Kline Beecham, and others. Dr. Goldstein presently is the President, Director and Co-founder of Pharmaceutical Discovery Corporation. For fifteen years prior to the formation of Pharmaceutical Discovery Corporation, he held several positions, including Corporate Vice President, Worldwide Medical and Regulatory Affairs, at Sterling Drug Inc., of New York, New York.

     Mr. Pinco became a director in April 1992. Mr. Pinco is an attorney and licensed pharmacist. He is a partner and Director of the Food and Drug Group of the Washington, D.C. office of Akin, Gump, Strauss, Hauer & Feld, LLP. Additionally, Mr. Pinco serves as an Adjunct Professor of Pharmacy Practice and
Administrative Sciences at the University of Maryland.   From 1974 to 1977, Mr.
Pinco was the Director of the Over-the-Counter Drug Evaluation Division of the United States Food and Drug Administration ("FDA"). From 1972 to 1974, Mr. Pinco was an Assistant General Counsel with the White House Special Action Office for Drug Abuse Prevention, and from 1969 to 1972, he served as an attorney with the Office of Chief Counsel, Bureau of Narcotics and Dangerous Drugs (now the Drug Enforcement Agency) of the Department of Justice. Akin, Gump, Strauss, Hauer & Feld serves as FDA legal counsel to the Company.

     Mr. Raker is a nominee for director. Since 1990, Mr. Raker has been the Chairman, President and Chief Executive Officer of Semiconductor Packaging Materials Co., Inc., a publicly held provider of materials and services for the microelectronic and semiconductor industries. From 1987 to 1990, he was a Managing Director of the buy out firm Ditri Associates, Inc. Prior thereto, Mr. Raker held senior executive positions, including as chief executive officer and chief financial officer, with various public and non-public companies.

     Mr. Strang is a nominee for director.  From November 1995 to the present,
Mr. Strang has been retired.   From January 1993 to January 1996, he was a
director and Chairman of the Management Committee of Outboard Marine Corporation ("Outboard"), a marine products manufacturing company, and a consultant to Volvo-Panta, a subsidiary of Outboard, from November 1993 to November 1995.
From January 1990 to January 1993, Mr. Strang was the Chairman of the Board of Outboard and served as Chairman of the Board and Chief Executive Officer from January 1982 to January 1990. From June 1966 to January 1982, he held a variety of positions at Outboard, as a manager and executive officer. Mr. Strang has been a director of Outboard since January 1970.

COMPENSATION OF DIRECTORS

     In April 1997, the Company granted Dr. Estrin options for the purchase of 45,000 shares, at an exercise price of $1 5/16 per share, of which 25,000 are immediately exercisable and the remaining 20,000 become exercisable upon re-election to the Board at the Annual Meeting following the first anniversary of service as a director. These options replaced options previously granted to Dr. Estrin in June 1996.

     In June 1996, the Company granted Dr. Goldstein options for the purchase of 40,000 shares at an exercise price of $7.00 per share, which exercise price was reduced to 1 5/16 in April, 1997, of which 20,000 are immediately exercisable and the remaining 20,000 become exercisable upon re-election to the Board at the Annual Meeting following the first anniversary of service as a director.

     In April 1997, the Company granted Mr. Pinco options for the purchase of 40,000 shares at an exercise price of $1 5/16, of which 20,000 are immediately exercisable and the remaining 20,000 become exercisable upon the re-election to the Board at the Annual Meeting following the first anniversary of grant.

     In June 1997, the Company granted to each of Sheldon Brody and Joseph Daly options for the purchase of 40,000 shares at an exercise price of $1.00 per share, of which 20,000 are immediately exercisable and the remaining 20,000 become exercisable upon re-election to the Board at the Annual Meeting following the first anniversary of service as a director.

     In June 1997, the Company granted to Polly Bergen options for the purchase of 100,000 shares at an exercise price of $1.00 per share. The Company also granted options to Polly Bergen for the purchase of 200,000 shares that vest upon certain performances by the Company at an exercise price determined at the time of vesting.

MEETINGS OF THE BOARD OF DIRECTORS

     During fiscal year ended June 30, 1996, there were four meetings of the Board of Directors. Currently, the Board of Directors has no audit, nominating or compensation committees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information as of June 26, 1997, pertaining to ownership of the Company's Common Stock and Series C Preferred Stock determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, by (i) persons known to the Company to own 5% or more of the Company's Common Stock and Series C Preferred Stock,

(ii) each director or nominee for director, (iii) executive officers named in the compensation table below, and (iv) directors and officers of the Company as a group.

     The information contained below has been obtained from the Company's records, or from information furnished directly by the individual or entity to the Company.

Name and Address                      Number of Shares Owned     Percentage of Class
----------------                    --------------------------   --------------------

Chantal Burnison*                        1,312,103 (1)                7.0
Polly Bergen*                               50,000 (2)                 (3)
Sheldon Brody*                              20,000 (2)                 (3)
Joseph Daly*                                20,000 (2)                 (3)
Robert Pinco*                               20,000 (2)                 (3)
Norman Estrin*                              25,000 (2)                 (3)
George Goldstein*                           22,000 (2)                 (3)
Gilbert D. Raker*                                 - -                  (3)
Charles D. Strang*                                - -                  (3)
Mark Dworkin*                                     - -                  (3)
Rino Gemelli (4)                                  - -                  (3)
CBD Pharmaceutical Corporation
  147 E. Liberty Street
  Reno, Nevada  89501                    1,209,503                    6.5

All Directors and Officers
as a group (11 persons)                  1,575,103 (1)(2)             8.5
------------------------

* The address of each director, nominee for director and officer is c/o Chantal Pharmaceutical Corporation, 12901 West Jefferson Boulevard, Los Angeles, California 90066.
(1) Includes, 1,209,503 shares owned by CBD Pharmaceutical Corporation, which is controlled by Ms. Burnison and certain members of her family.
(2)  Includes shares issuable upon exercise of currently exercisable options.
(3)  Less than one percent.
(4)  Mr. Gemelli died in May 1997.

EXECUTIVE COMPENSATION

      The following table shows, as to the Chief Executive Officer and as to each of the other two most highly compensated executive officers whose salary plus bonus exceeded $100,000 during the last fiscal year, information concerning all compensation paid for services to the Company in all capacities during the last three fiscal years.

                                             Annual Compensation                      Long Term
                                                                                    Compensation
                              ---------------------------------------------    ---------------------
                                                                Other Annual     Securities Underlying
Name and Principal Position      Year     Salary       Bonus    Compensation        Options/SARS(1)
---------------------------      ----   -----------    ------   ------------    ------------------------
Chantal Burnison                 1996    266,997(2)    5,000             ---              ---
   Chief Executive Officer       1995    200,769(2)      ---             ---              ---
                                 1994    186,747(2)      ---             ---              ---
Mark Dworkin (3)                 1996    153,946      25,000          18,000         300,000 shares
   President
Rino Gemelli (4)                 1996    112,518      33,376             ---              ---
   Vice President and            1995     65,141         ---             ---              ---
   Director  of  Product         1994     48,698         ---             ---              ---
   Production

_____________________

(1) All numbers reflect the number of shares of Common Stock subject to options granted during the fiscal year.
(2) Includes $107,692, $90,000 and $21,000 received as compensation from Chantal Skin Care Corporation.
(3) Mr. Dworkin provided consulting services in early fiscal 1996 and then joined the Company as an officer in August 1995.
(4) Mr. Gemelli died in May 1997. He also was an officer and director of the Company's 90% owned subsidiary, Chantal Skin Care in the last fiscal year.

       The amount of compensation paid or distributed during the last fiscal year and not described above with respect to any individual named in the Summary Compensation Table did not exceed the lesser of $25,000 or 10% of the compensation table for such person.

OPTIONS GRANTS IN LAST FISCAL YEAR

      The following table sets forth certain information regarding grants of stock options made during the fiscal year ended June 30, 1996 to the executive officers named in the Summary Compensation Table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                  Percent of
                                 Total Options
                    Number of     Granted to    Exercise or
                    Options      Employees in    Base Price     Expiration
Name                Granted      Fiscal Year     Per Share         Date
---------------   -----------  --------------   -----------    -----------
Marc Dworkin          500,000(1)     100%         $5.00         6/30/02(1)

____________________

(1) In July 1995, Mr. Dworkin was granted options to purchase an aggregate of 500,000 shares of Common Stock of the Company at a purchase price of $5.00 per share. The right to exercise such options vests in installments of 100,000 each as follows: The first installment of 100,000 options vests if earnings per share of the Company are at least $.25 for two consecutive quarters prior to June 30, 1996; the second, if earnings per share of the Company are at least $1.50 for the fiscal year ending June 30, 1996, the third if earnings per share of the Company are at least $4.00 for the fiscal year ending June 30, 1997, the fourth if earnings per share of the Company are at least $5.00 for the fiscal year ending June 30, 1998, and the last if earnings per share of the Company are at least $6.00 for the fiscal year ending June 30, 1999. The options vest only if Mr. Dworkin is, at the vesting date, an employee of the Company and expire three years from
     the date they vest.   Per Mr. Dworkin's option agreement, 200,000 of the
     options granted to him in fiscal 1996 terminated.


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                     Number of           Value of All Unexercised
                      Shares                    Unexercised Options        In-the-Money Options
                     Acquired     Value         at Fiscal Year-End        at Fiscal Year End (1)
     Name           on Exercise  Realized    Exercisable/Unexercisable   Exercisable/Unexercisable
---------------     -----------  --------    -------------------------   -------------------------
Marc Dworkin                -          -                   0/300,000                       $0/$0

____________________

(1) Based upon the last reported sale price of the Common Stock on NASDAQ National Market System on June 30, 1996.


BOARD OF DIRECTOR'S REPORT ON EXECUTIVE COMPENSATION

     The Board of Directors is responsible for determining and administering the Company's compensation policies for the remuneration of the Company's executives.

     The Company's approach to compensation seeks to encourage the achievement of business objectives and enhanced corporate performance by the Company's executives. The Board of Directors, in determining compensation, considers a variety of factors, including, but not limited to, the executive's background and level of experience, the nature of each executive's work and responsibilities, his or her performance as an executive of the Company and accomplishments or achievements on the Company's behalf, and the Company's financial condition generally. Historically, the Company's executive employees have received cash-based and equity-based compensation.

     Base salary represents the primary cash component of an executive's compensation, and is determined by evaluating such executive's responsibilities associated with his or her position at the Company, the executive's overall level of experience, the executive's historical performance, and the executive's expected contribution to the overall profitability of the Company. Cash bonuses are generally not a significant component of an executive's compensation.

     The Board of Directors believe that the Company's management is best motivated through stock option awards. The stock options granted by the Board of Directors provide value only in the event that certain performance factors are met by the Company, such as earnings per share targets or share price targets. These performance-based stock options provide a direct relationship between an executive's compensation and the stockholders' interests. No specific formula is used to determine stock option awards for an executive. Rather, individual award levels are based upon the subjective evaluation of each executive's overall past and expected future contributions to the success of the Company, and in some cases achievement of particular objectives associated with the executive's responsibilities.

                         Chantal Burnison
                         Dr. Norman Estrin
                         Dr. George Goldstein
                         Robert Pinco

COMPARATIVE STOCK PERFORMANCE GRAPH

     The following graph provides a comparison of the cumulative total return*of the Nasdaq Market Index, a Line-of-Business Index** and the Company since the Company's fiscal year ended June 30, 1991.



              [GRAPH OF COMPARATIVE STOCK PERFORMANCE APPEARS HERE]



                                  6/28/91    6/30/92   6/30/93   6/30/94   6/30/95   6/30/96
                                  -------    -------   -------   -------   -------   -------
Chantal Pharmaceutical            $ 100.00     97.87     14.89     15.96    109.57   112.77
Nasdaq Market Index                 100.00    107.75    132.27    145.04    170.11   214.14
Line-of-Business Index**            100.00    114.42     98.14     97.72    145.40   204.02

_______________

* $100 invested on June 28, 1991, in the Company's Common Stock or in the index indicated, including reinvestment of dividend.
** Based on businesses with the same Standard Industrial Classification Code us by the Company (2834).

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     No directors, officers or beneficial owners of more than 10% of the Company's Common Stock failed to file on a timely basis reports required by
Section 16(a) of the Securities and Exchange Act of 1934, except for the filings of an Initial Statement of Beneficial Ownership on Form 3 by each of Drs. Estrin and Goldstein and the filing by Dr. Goldstein of the Statement of Change of Beneficial Ownership on Form 4 for July and August 1996, each of which were filed on December 4, 1996, the filing of an Initial Statement of Beneficial Ownership on form 3 by Yvette Lamprecht, which was filed on February 24, 1997, and the filing of an Initial Statement of Beneficial Ownership on Form 3 by Joseph Daly, which was filed on June 17, 1997.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In May 1982, the Company acquired a license for the exclusive manufacturing and marketing rights to the X-Andron Series compounds (including Ethocyn and Cyoctol) and Metcyclor compounds and all derivatives and isomeric families thereof from CBD Pharmaceutical Corporation, which is controlled by Chantal Burnison and certain members of her family, in exchange for 2,614,500 shares of the Company's Common Stock and an agreement to pay an aggregate royalty of (i) 8% of the wholesale price of all licensed compounds and products containing licensed compounds manufactured and sold directly by the Company to the wholesale or retail markets; and (ii) 8% of all revenues derived by the Company from royalty or other sales-based compensation pursuant to any sublicense, joint venture or other marketing or development agreement between the Company and any other party with respect to the licensed compounds. The term of the Company's license from CBD Pharmaceutical Corporation is equal to the period during which any of such compounds are protected under any patent rights which may issue from the United States Patent Office. Total royalty expense under such royalty arrangement with CBD was $414 for the year ended June 30, 1993. No royalty expense was recorded for the years ended June 30, 1994 and 1995. As of June 30, 1993, the Company had accrued liabilities of $19,159 for unpaid royalties pursuant to this agreement. The obligation to make payments to CBD Pharmaceutical Corporation with respect to Ethocyn-based cosmetics products was assumed by Chantal Skin Care in connection with the License Agreement between the Company and Chantal Skin Care. In July 1994 and in conjunction with Ethocyn U.S. and international marketing negotiations then in progress, CBD Pharmaceutical Corporation agreed with the Company and Chantal Skin Care to terminate the 8% royalty obligation, effective August 1, 1994, and in lieu thereof, to accept from the Company 300,000 shares of its Common Stock and from Chantal Skin Care 300,000 shares of its Common Stock.

     Since May 1984, the law firm of Staubach Teich & Partner, of which Dr. Rainer Staubach is a partner, has served as European legal and regulatory counsel to the Company. Dr. Staubach, a former director and officer of the Company, is the husband of Chantal Burnison, Chairman of Board and Chief Executive Officer of the Company.

     In June 1993, CBD Pharmaceutical Corporation agreed to invest $150,000 of royalties owed it by acquiring Units, each Unit consisting of one share of the Company's Series B Convertible Preferred Stock and five Common Stock purchase warrants, for $5.00 per Unit, all on the same terms and conditions as other unrelated investors in the Company's June 1993 private placement. The warrants expired in April 1994 unexercised. At June 30, 1996, the 30,000 shares of Series B Convertible Preferred Stock were automatically converted in accordance with the terms thereof into 240,000 shares of Common Stock of the Company.

     On March 15, 1994, the Company entered into a License agreement (the "License") with Cyto Skin Care Corporation ("Cyto Skin Care") pursuant to which the Company licensed to Cyto Skin Care the rights to distribute and sell Ethocyn-based cosmetics and skin care products (i.e. non-pharmaceutical products) in the United States, Canada, Mexico and the Caribbean. Cyto Skin Care issued to the Company in consideration for the License, 10,910,812 shares of its Common Stock. Under the License, Cyto Skin Care was obliged to use its best efforts to expeditiously launch the marketing and sale of Ethocyn-based cosmetic skin care products (the "Chantal Line") by September 30, 1994, but in no event later than December 31, 1994. In August of 1994, Cyto Skin Care changed its name to Chantal Skin Care Corporation ("Chantal Skin Care"). The License is terminable at the option of the Company if during the term of the License Chantal Skin Care does not achieve sales of the Chantal Line of at least $5,000,000 in the initial nine months following execution of the License; $20,000,000 during calendar 1995; and $50,000,000 in calendar 1996. Although Chantal Skin Care did not achieve the requisite product sales, the Company does not intend to exercise its termination rights.

     On February 24, 1995, the Company announced that it had decided to seek to acquire the shares of Chantal Skin Care which the Company did not then own. In furtherance thereof, on March 9, 1995, the Company commenced an exchange offer seeking to acquire the shares of Chantal Skin Care owned by shareholders located outside the United States, through the exchange of one (1) share of Common Stock of the Company for one share of Common Stock of Chantal Skin Care. On June 16, 1995, the Company accepted for exchange 1,780,000 shares of Chantal Skin Care Common Stock. Accordingly, the Company now owns 12,690,812 shares of Chantal Skin Care or 90% of the outstanding Chantal Skin Care shares. The Company intends to effect a merger of Chantal Skin Care with and into a newly formed wholly owned subsidiary of the Company on the same basis as the exchange for the shares owned by persons outside the United States.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION TO THE BOARD OF DIRECTORS OF ALL THE NOMINEES.

PROPOSAL NUMBER 2 - PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE

     On March 21, 1997, the Board of Directors unanimously adopted resolutions, subject to the approval of stockholders, approving an amendment to the Company's Certificate of Incorporation to increase the number of shares of Common Stock, $.01 par value per share, authorized for issuance from 20,000,000 to 50,000,000. The Amendment to the Certificate of Incorporation is set forth as Exhibit A to this Proxy Statement.

     The holders of Common Stock have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors and are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon the liquidation, dissolution or winding up of the affairs of the Company. Holders of Common Stock do not have preemptive, subscription or conversion rights. There are no redemption or sinking fund provisions in the Company's Certificate of Incorporation. Holders of Common Stock are entitled to one vote per share on all matters which stockholders are entitled to vote upon at all meetings of stockholders.

     The Board of Directors has deemed it in the best interests of the Company to increase the number of authorized shares. Management believes that it is necessary to have such shares available for potential issuances in order to afford the Company greater flexibility in meeting any future capital requirements of the Company and for other corporate needs which may arise.

     The Company is currently subject to certain obligations to issue shares of Common Stock pursuant to the exercise of outstanding options and warrants and upon conversion of the Company's Series C Preferred Stock, as described below. Of the 20,000,000 currently authorized shares, at April 30, 1997, 18,190,516 shares were issued and outstanding and an aggregate of 635,000 shares were reserved for issuance upon exercise of various outstanding options.

     All outstanding shares of Series C Preferred Stock shall be automatically converted on the later of (i) the date the Certificate of Incorporation is amended to increase the number of authorized shares of Common Stock to at least 30,000,000 and (ii) the date a registration statement with respect to the Common Stock issuable upon conversion of shares of Series C Preferred Stock is declared effective by the Securities and Exchange Commission. Accordingly, 500,000 shares of the newly authorized shares will be reserved for issuance upon such conversion.

     The Company has previously announced that it had decided to seek to acquire the shares of Chantal Skin Care Corporation, a 90% owned subsidiary of the Company, through the merger of Chantal Skin Care Corporation with and into a newly formed wholly-owned subsidiary of the Company on the basis of one share of the Company for each share of Chantal Skin Care Corporation. The Company will be required to issue 1,409,193 shares of Common Stock pursuant to the proposed merger. An additional 852,000 shares of Common Stock will be reserved for issuance upon exercise of currently outstanding options to purchase shares of Chantal Skin Care Corporation, which by virtue of the merger are expected to become options to purchase Common Stock of the Company.

     On October 30, 1996, the Company completed the sale of $5.25 million principal amount of 8% convertible debentures due December 31, 1998. The debentures were sold to investors qualifying as "non U.S. persons" in an offering completed under Regulation S. The debentures were convertible into shares of common stock of the Company as to one-third of the principal amount of each debenture after forty five (45) days from the date of issuance, an additional one-third after seventy five (75) days from the date of issuance and the balance after ninety days (90) from the date of issuance. The conversion price is the lesser of $3.91 or 80% of the average closing bid price of the Company's common stock for the five business days immediately preceding the conversion date. The Company, in accordance with the terms of the debentures, notified those debenture holders exercising their conversion option for the first one-third of their debentures, that the Company intended to exercise its rights under the debentures to pay cash in lieu of such conversion and notified all debenture holders that it intended to also redeem the balance of the debentures for a negotiated purchase price. Such redemption was not completed. The Company has sought to restructure the 1996 Regulation S offering but to date has been unable to do so. Were all the debentures converted as of the earliest date in accordance with the terms, the Company would be required to issue approximately
3.5 million shares of common stock, which is in excess of the number of authorized but unissued shares available prior to the proposed amendment. Were the debentures converted at May 16, 1997, approximately 6,000,000 shares would have been issuable based on the five day average price of $1.09 for the five trading days ended on that date. A portion of the shares of common stock being authorized may be issued upon conversion of the 1996 debentures or in connection with a restructuring of these debentures.

          On June 9, 1997, the Company announced that it had reached an agreement-in-principle to terminate the Marketing Agreement dated June 29, 1995, as amended, between the Company and its U.S. distributor, Stanson Marketing, Inc. Under the terms of the proposed termination agreement, among other things, the Company will be required to issue 1.2 million shares of Common Stock. Although the Company believes that it currently has sufficient authorized but unissued shares to meet this obligation, should the termination agreement be completed in accordance with the terms of the agreement in principle as contemplated, a portion of the shares of Common Stock being authorized may be used for this purpose.

     As a result of the Amendment, there will be approximately 18,190,516 shares of Common Stock outstanding, 3,396,193 shares reserved for issuance upon the conversion or exercise of the aforementioned securities and 28,413,291 authorized but unissued shares, some of which could be issued as stated above. The Amendment would create a larger excess of authorized but unissued shares.

     Other than as set forth above, the Board of Directors of the Company has no plans, proposals, commitments, undertakings or arrangements which would result in the issuance of any additional shares of Common Stock.

     The affirmative vote of the holders of shares representing a majority of the votes entitled to be cast at the Annual Meeting is required to authorize the Amendment.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSED AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION.

SOLICITATION STATEMENT

     All expenses in connection with the solicitation of proxies will be borne by the Company. In addition to the use of the mails, solicitations may be made by regular employees of the Company and by certain stockholders, including Peter Ting, by telephone, telegraph, or personal contact, without additional compensation. The Company will, upon request, reimburse brokerage houses and persons holding shares of Company Common Stock in the name of their nominee for their actual out-of-pocket expenses in sending solicited material to their principals. The Company has retained D.F. King & Co., Inc. to assist in the solicitation of proxies, at an estimated cost of $20,000, plus reasonable expenses.

SUBMISSION OF STOCKHOLDER PROPOSALS

     Any stockholder desiring to submit a proposal for action at the 1998 Annual Meeting of Stockholders which the stockholder desires to be presented in the Company's Proxy Statement with respect to such meeting should submit such proposals to the Company at its principal place of business no later than February 10, 1998.

INDEPENDENT AUDITORS

     BDO Seidman L.L.P. has been selected to serve as independent auditors of the Company for its fiscal year ending June 30, 1997. Representatives of BDO Seidman are expected to be present at the meeting and will have the opportunity to make a statement if they desire to do so and be available to respond to appropriate questions. BDO Seidman served as the Company's independent auditors for the fiscal year ending June 30, 1996.

     THE COMPANY'S 1996 ANNUAL REPORT ON FORM 10-K, EXCLUSIVE OF EXHIBITS, WILL BE MAILED WITHOUT CHARGE TO ANY STOCKHOLDER ENTITLED TO VOTE AT THE MEETING, UPON WRITTEN REQUEST TO: CHANTAL PHARMACEUTICAL CORPORATION, 12901 WEST JEFFERSON BOULEVARD, LOS ANGELES, CALIFORNIA 90066, ATTENTION: INVESTOR RELATIONS.

OTHER MATTERS

     The Board of Directors did not know, a reasonable time before the commencement of the solicitation, of any business constituting a proper subject for action by the stockholders to be presented at the Annual Meeting other than as set forth in this Proxy Statement. However, if any such matter should properly come before the meeting, the persons named in the enclosed proxy intend to vote such proxy in accordance with their best judgment.

     The proxies named in the enclosed form of proxy and their substitutes will vote the shares represented by the enclosed form of proxy, if the proxy appears to be valid on its face and a choice is specified on the form of proxy, the shares will be voted in accordance with each specification so made.

     A list of stockholders of record of the Company as of May 16, 1997 will be available for inspection by stockholders during normal business hours from 9:00 A.M. to 5:00 P.M. at the offices of the Company, commencing on July 7, 1997.

INCORPORATION BY REFERENCE

     In connection with the authorization of additional shares of Common Stock, stockholders are referred to the financial information about the Company contained in the Company's Annual Report on Form 10-K which accompany's this Proxy Statement as the Company's Annual Report to Stockholders, including the financial statements under Item 8, and Management's Discussion and Analysis of Financial Condition and Results of Operation under Item 7.

                              By Order of the Board

                              Chantal Burnison
                              Chairman and Chief Executive Officer

                                                                       EXHIBIT A
                                                                       ---------

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                       CHANTAL PHARMACEUTICAL CORPORATION

               (UNDER SECTION 242 OF THE GENERAL CORPORATION LAW)


      CHANTAL PHARMACEUTICAL CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

      FIRST:   The name of the Corporation is Chantal Pharmaceutical
Corporation.

      SECOND: The Certificate of Incorporation of the Corporation is hereby amended by striking out the first sentence of Article "FOURTH" thereof and by substituting in lieu of said sentence the following provisions:

          "FOURTH: The aggregate number of shares which the Corporation is authorized to issue is 51,000,000, divided into 1,000,000 shares of Preferred Stock, par value $.10 per share, and 50,000,000 shares of Common Stock, par value $.01 per share."

      THIRD:   The Amendment to the Certificate of Incorporation herein
certified has been duly adopted in accordance with the provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, the undersigned has executed this Certificate this
day of   , 1997.



                                       ________________________________
                                       Chantal Burnison, Chairman of
                                       the Board and Chief Executive Officer
ATTEST:

_____________________________

--------------------------------------------------------------------------------

                       CHANTAL PHARMACEUTICAL CORPORATION
                                   P R O X Y

                 ANNUAL MEETING OF SHAREHOLDERS - JULY 17, 1997

  This Proxy is solicited on behalf of the Board of Directors. Unless otherwise properly marked, this Proxy will be voted FOR the nominees for directors and FOR Proposal 2 as recommended by the Board of Directors.

  The undersigned hereby appoints Chantal Burnison and Yvette Lamprecht, and each of them, each with full power to act without the other and with full power of substitution, the attorneys and proxies of the undersigned and hereby authorizes them to represent and to vote, all of the shares of Common Stock and Series C Voting Convertible Preferred Stock of Chantal Pharmaceutical Corporation that the undersigned would be entitled to vote, if personally present, at the Annual Meeting of Shareholders to be held on Thursday, July 17, 1997, at 10:00 A.M., local time, and at any adjournment thereof, upon such business as may properly come before the meeting, including the items set forth below:

(1) ELECTION OF DIRECTORS
    Nominees: Chantal Burnison, Polly Bergen, Sheldon Brody, Joseph Daly, Normal Estrin, George Goldstein, Robert Pinco, Gilbert D. Raker and Charles D. Strang.

        [_] FOR ALL NOMINEES  [_] AUTHORITY WITHHELD AS TO ALL NOMINEES

  For, except authority withheld as to the following nominee(s):

--------------------------------------------------------------------------------
(2) APPROVAL OF AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK.

                       [_] FOR  [_] AGAINST  [_] ABSTAIN

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                         (continued from Reverse Side)

  Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                                    Dated: _____________ , 1997


                                                    ---------------------------
                                                    Signature

                                                    ---------------------------
                                                    Signature if held jointly

                                                    PLEASE SIGN, DATE AND
                                                    RETURN THIS PROXY CARD
                                                    PROMPTLY USING THE
                                                    ENCLOSED ENVELOPE.

--------------------------------------------------------------------------------